EXHIBIT 99.1

Steelcase Inc. Appoints Jim Keane as President and Member of Board of Directors

GRAND RAPIDS, Mich., April 24, 2013 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS), the global leader in the office furniture industry, today announced that its chief operating officer (COO), James P. Keane, has been named the company's president and elected by the Steelcase Board of Directors as a member of the board, effective April 22, 2013.

James P. Hackett, who previously served as president and chief executive officer (CEO), will continue as the company's CEO.

"Jim Keane is doing a fantastic job leading key aspects of our company," said James P. Hackett, chief executive officer. "It's wonderful to see our Board recognize his work to integrate our sales, marketing and operations teams around the world."

Keane was named COO in November 2012 and will continue to hold this title. He is responsible for the design, engineering, development, manufacturing, sales and distribution of the company's brands in the countries where Steelcase does business. Previously, he was president of the Steelcase Group in the Americas, Europe, Middle East and Africa, and held earlier company roles as chief financial officer and the head of research and development.

Prior to joining Steelcase, Keane was a consultant with McKinsey and Company for five years and held positions with Peat Marwick Mitchell and Co. and Motorola Inc.

Keane earned a Bachelor of Science degree in accountancy from the University of Illinois, and a master's in management degree from the Kellogg Graduate School of Management at Northwestern University.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations - wherever work happens. Steelcase and our family of brands - including Steelcase®, Coalesse®, Designtex®, Details®, Nurture®, PolyVision® and Turnstone® - offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including approximately 670 dealers. Steelcase is a global, industry-leading and publicly traded company with fiscal 2013 revenue of $2.9 billion.

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